Exhibit 1

Announcement  |  Lisbon  |  22 January 2015

Material fact disclosed by Oi

Portugal Telecom, SGPS S.A. hereby informs on the Material fact disclosed by Oi, S.A., according to the company’s announcement attached hereto.

Portugal Telecom, SGPS, SA Avenida Fontes Pereira de Melo, 40 1069-300 Lisbon Portugal	Public company Share capital Euro 26,895,375 Registered in the Commercial Registry Office of Lisbon and Corporation no. 503 215 058	Portugal Telecom is listed on the Euronext and New York Stock Exchange. Information may be accessed on the Reuters under the symbols PTC.LS and PT and on Bloomberg under the symbol PTC PL.	Nuno Vieira Investor Relations Director nuno.t.vieira@telecom.pt Tel.: +351 21 500 1701 Fax: +351 21 500 0800

www.ptsgps.pt

Oi S.A.

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.30029520-8

Publicly-Held Company

MATERIAL FACT

Oi S.A. (“Oi” or the “Company”, Bovespa: OIBR3, OIBR4; NYSE: OIBR and OIBR.C), in accordance with article 157, paragraph 4, of Law No. 6,404/76 and Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários — CVM) Instruction No. 358/02, informs its shareholders and the market in general that the Board of Directors confirmed on this date the effectiveness of Mr. Bayard De Paoli Gontijo’s appointment as Chief Executive Officer of the Company.

Rio de Janeiro, January 21, 2015.

Oi S.A.

José Mauro Mettrau Carneiro da Cunha

Chairman of the Board of Directors